As filed with the Securities and Exchange Commission on July 24, 2014

Registration No. 333-136522
Registration No. 333-137235
Registration No. 333-108456
Registration No. 333-126871
Registration No. 333-68974
Registration No. 333-68990

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT NO. 333-136522
POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT NO. 333-137235
POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT NO. 333-108456
POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT NO. 333-126871
POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT NO. 333-68974
POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT NO. 333-68990

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

VANTAGESOUTH BANCSHARES, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	45-2915089
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

3600 Glenwood Avenue, Suite 300
Raleigh, North Carolina 27612
(919) 659-9000
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

2006 OMNIBUS STOCK OWNERSHIP AND LONG TERM INCENTIVE PLAN
PCCB INCENTIVE STOCK OPTION PLAN
PCCB NON-STATUTORY STOCK OPTION PLAN
2003 INCENTIVE STOCK OPTION PLAN
2003 NONSTATUTORY STOCK OPTION PLAN
1999 INCENTIVE STOCK OPTION PLAN
1999 NONSTATUTORY STOCK OPTION PLAN
DIRECTOR COMPENSATION PLAN
(Full titles of the Plans)

Scott M. Custer
President and Chief Executive Officer
Yadkin Financial Corporation
3600 Glenwood Avenue, Suite 300
Raleigh, North Carolina 27612
(919) 659-9000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Betty O. Temple, Esq.
Womble Carlyle Sandridge & Rice, LLP
550 South Main Street
Suite 400
Greenville, South Carolina 29601
(864) 255-5400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.:

Large accelerated filer		Accelerated filer
Non-accelerated filer (Do not check if a smaller reporting company)	☒	Smaller reporting company

EXPLANATORY NOTE

This Post-Effective Amendment relates to the following Registration Statements (collectively, the “Registration Statements”) of VantageSouth Bancshares, Inc., a Delaware corporation (“VantageSouth”), previously known as Crescent Financial Bancshares, Inc., a Delaware corporation, as successor to Crescent Financial Corporation, a North Carolina corporation, filed by VantageSouth (or one of its predecessors) on Form S-8 filed with the Securities and Exchange Commission (the “SEC”):

•
Registration Statement No. 333-136522, registering 335,000 shares of VantageSouth’s common stock, $0.001 par value per share (“Common Stock”) under the 2006 Omnibus Stock Ownership and Long Term Incentive Plan;

•	Registration Statement No. 333-137235, registering 454,413 shares of VantageSouth’s Common Stock, under the PCCB Incentive Stock Option Plan and the PCCB Non-Statutory Stock Option Plan;

•	Registration Statement No. 333-108456, registering 162,758 shares of VantageSouth’s Common Stock, under the 2003 Incentive Stock Option Plan and the 2003 Nonstatutory Stock Option Plan;

•	Registration Statement No. 333-126871, registering 100,000 shares of VantageSouth’s Common Stock, under the 1999 Incentive Stock Option Plan;

•	Registration Statement No. 333-68974, registering 247,500 shares of VantageSouth’s Common Stock, under the 1999 Nonstatutory Stock Option Plan; and

•	Registration Statement No. 333-68990, registering 20,000 shares of VantageSouth’s Common Stock, under the Director Compensation Plan.

On July 4, 2014, pursuant to that certain Agreement and Plan of Merger, dated January 27, 2014 and amended April 22, 2014 (the “Merger Agreement”) by and among VantageSouth, Yadkin Financial Corporation, a North Carolina corporation (“Yadkin”), and Piedmont Community Bank Holdings, Inc., a Delaware corporation, VantageSouth merged with and into Yadkin, with Yadkin being the surviving entity (the “Merger”). As a result of the Merger, VantageSouth has terminated all offerings of Common Stock pursuant to the Registration Statements. In accordance with an undertaking made by VantageSouth (or one of its predecessors) in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offerings subject to the Registration Statements, VantageSouth removes from registration any and all securities of VantageSouth that had been registered for issuance under the Registration Statements that remain unissued as of the effective time of the Merger.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Raleigh, State of North Carolina, on July 24, 2014.

YADKIN FINANCIAL CORPORATION

By:	Yadkin Financial Corporation
(successor to Vantage South Bancshares, Inc.)

By:	/s/ Scott M. Custer
Scott M. Custer
Chief Executive Officer.